MIDDLEBY CORPORATION
                                                      Moderator:  Tim FitzGerald
                                                             03-04-05/9:30 am CT
                                                           Confirmation #4524150
                                                                          Page 1


Exhibit 99.2



                              MIDDLEBY CORPORATION

                            Moderator: Tim FitzGerald
                                  March 4, 2005
                                   9:30 am CT


Operator: Good morning my name is (Felicia) and I will be your conference facilitator. At this time I would like to welcome everyone to the Middleby Corporation Fourth Quarter Earnings conference call. All lines have been placed on mute to prevent any background noise.

After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time simply press star and the 1 on your telephone keypad.

If you would like to withdraw your question press the pound key. Thank you Mr. FitzGerald you may begin your conference.

Tim  FitzGerald:  Good morning thank you for attending  today's  conference call. I'm Tim FitzGerald, CFO of the Middleby Corporation. And joining me today is Selim Bassoul our Chairman and CEO. I have some initial comments about the company's fourth quarter results. And then we'll open up the conference call for questions and answers.
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                                                            MIDDLEBY CORPORATION
                                                      Moderator:  Tim FitzGerald
                                                             03-04-05/9:30 am CT
                                                           Confirmation #4524150
                                                                          Page 2


In this year's fourth quarter net sales increased 9.4% to $65.1 million as compared to $59.5 million in the fourth quarter of 2003. The increased sales reflect the general improvement in the industry conditions from the prior year fourth quarter and continued momentum from new products introduced in 2003 and 2004.

The company realized sales increases at all divisions during the quarter. Pitco sales increased 13% for the quarter reflecting continued success of the Solstice fryer system and other new product roll outs. Blodgett sales increased by 13% reflecting increased sales at the Blodgett steam line launched in the second quarter. Middleby Marshall sales increased 5% reflecting growth in general markets and higher revenues from part sales. Sales at our Southbend division increased by 4% with continued success for the Platinum series of ranges, broilers and griddles. And at Middleby Worldwide, our international sales and distribution division, sales increased 14%. The sales increased in Asia, Latin America, Europe and the Middle East.

The impact of new product introductions should continue positively impact sales moving into 2005.

Gross margin rates for the quarter improved to 37.3% from 36.2% in the last year's fourth quarter, primarily as a result of the sales volume increase and higher margins on new product sales.

Steel prices continued to impact margins in the fourth quarter due to higher surcharges in 2004. However, price increases instituted to our customers during the third quarter reduced the negative impact of steel in Q4. The company has entered into a new steel contract, which covers the first half of 2005.
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                                                            MIDDLEBY CORPORATION
                                                      Moderator:  Tim FitzGerald
                                                             03-04-05/9:30 am CT
                                                           Confirmation #4524150
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Selling general and administrative  expenses were flat with the prior year.
Increased general and administrative expenses were offset by lower selling expenses due to reduced spending on marketing and trade shows for the quarter as compared to the prior year.

Operating income margins improved to 17.9% for the fourth quarter as compared to 15.1% in the prior year quarter. The increase reflects higher gross margins and greater operating leverage on the increase in sales.

Interest in the deferred financing costs in the fourth quarter of 2004 were $670,000 versus $1.144 million in the same period last year. The reduction in interest cost reflects lower average balances of debt as compared to the prior year and more favorable interest rates.

Charges associated with stock repurchase transaction were $13.8 million during the quarter. These expenses included $8 million of costs associated with the repurchase of the 271,000 stock options, $1.9 million of reserve adjustments related to a pension settlement with a former chairman, $1.2 million pertaining to the write off of deferred financing costs related to the company's previous bank agreement which was refinanced as a result of the transaction and $2.7 million of investment banking legal and various other costs associated with the transaction. Expenses associated with the stock repurchase transaction had an impact of 90 cents per share on the quarter.

Other income from the quarter increased to $1,682 as compared to an expense of $337,000 in the prior year quarter. The current year quarter included a $1.9 million net gain on lease obligation reserves due to an early termination of a lease.
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                                                            MIDDLEBY CORPORATION
                                                      Moderator:  Tim FitzGerald
                                                             03-04-05/9:30 am CT
                                                           Confirmation #4524150
                                                                          Page 4

The lease obligation related to a production facility that was exited in 2002 as part of the company's manufacturing consolidation efforts after the acquisition of Blodgett in December 2001. The early termination of the lease resulted from the sale of the property from a lesser to an unrelated third party. This item had a 12 cent per share benefit on the quarter.

The net loss for the quarter amount to $660,000 or 7 cents per share as compared to net earnings of $5,841 or 60 cents per share in the prior year quarter. The net loss in the current year quarter included the 90 cent per share charge associated with the stock repurchase and a 12 cent per share benefit associated with the early lease termination described earlier.

In comparison the 2003 fourth quarter net earnings of $5.8 million or 60 cents per share included a favorable tax adjustment of approximately $1.2 million or 12 cents per share.

Due to the reported loss in the fourth quarter the weighted average share count for the quarter excluded the impact of common stock equivalents. Therefore the basic and diluted share count of 9.1 million were the same for the quarter. In addition the impact of the 1.8 million share repurchase did not significantly affect the average share count for the quarter as the impact was only reflected in the average share count for the period from the date of the transaction on December 23 at year end.

As it relates to our fourth quarter cash flow and changes in working capital:

Cash flow used in operating activities amount to approximately $2.8 million for the quarter. Non-cash items during the quarter included $900,000 of depreciation and amortization expense.
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                                                            MIDDLEBY CORPORATION
                                                      Moderator:  Tim FitzGerald
                                                             03-04-05/9:30 am CT
                                                           Confirmation #4524150
                                                                          Page 5

Operating cash flows for the quarter includes $8 million to repurchase the 271,000 options and approximately $2 million used to fund professional fees associated with the stock repurchase transaction. Operating cash flow also included approximately $1 million to fund working capital requirements.

Cash flows from operations were utilized to fund approximately $600,000 of capital expenditures during the quarter related to the purchase and upgrade of manufacturing equipment.

Cash flow generated for financing activities amounted to approximately $4.6 million and included net borrowings of $83.1 million during the quarter to fund $75.9 million associated with the repurchase of the 1.8 million shares and $1.3 million in transaction costs associated with the repurchase. Financing activities also included the funding of $1.5 million of debt issuance costs associated with the new credit agreement which will be amortized over the term of the loan.

Total debt at the end of the year amounted to $123.7 million. These borrowings are under the company's new five year credit agreement which was entered into in conjunction with the stock repurchase transactions. The new credit agreement provides for $70 million in term loans and $90 million in borrowing availability under a revolving credit facility.

Borrowings under the facility are assessed interest at a rate of LIBOR plus
1.5%. Subsequent to year end the company entered into an interest rate swap agreement to swap LIBOR for a fixed rate of 3.78% on $70 million of its debt. The company also had an existing interest rate swap for $10 million to swap LIBOR for a fixed rate of 2.36%.
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                                                      Moderator:  Tim FitzGerald
                                                             03-04-05/9:30 am CT
                                                           Confirmation #4524150
                                                                          Page 6


Subsequent to year end the company had additional funding related to the transaction of $7.6 million from the payment of the pension settlement with a company's former chairman. Subsequent to year end the company also announced the acquisition of Nu-Vu Food Service Systems for $12 million cash. This acquisition was completed in January. Nu-Vu is the leader in the manufacturer of baking ovens and proofers and the supplier to Subway the world's largest sandwich chain.

The Nu-Vu acquisition allows the company to pursue the growing trend of on-premise baking. This transaction completed in January will be accretive in 2005.

That's all for our prepared comments (Felicia), can you please open the call for questions.

Operator: At this time I would like to remind everyone if you would like to ask a question press star and then the 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. Your first question comes from James Clement with Sidoti & Company.

James Clement: Good morning guys.

Tim FitzGerald: Good morning.

James Clement: If I could ask you a question Tim on - when you reported the third quarter you guys were kind enough to - to approximate the impact from increased - from higher steel prices. I believe it was about a million dollars in the third quarter. Is there a similar number you could give us for the fourth quarter?

Tim FitzGerald: Yes James, it is approximately - the similar number in the fourth quarter.
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                                                            MIDDLEBY CORPORATION
                                                      Moderator:  Tim FitzGerald
                                                             03-04-05/9:30 am CT
                                                           Confirmation #4524150
                                                                          Page 7

James Clement: Similar number in the fourth quarter. Okay can you - can you provide a little additional clarity on the new steel agreement you have for the first half of - first half of 2005. In other words I think the words that you used was favorable in your press release describing the previous agreement.

So could you tell us how much below market you were paying over - lets say the second half of 2004 or perhaps give us some kind of sense on what - you know the steel impact could be lets say in the first half of 2005. However you would like to answer that question.

Selim Bassoul: Well James, this is Selim. I do not want to divulge our contracts with our suppliers so that our competitors don't go back and get the same where we are and where we used to be. So we have to be very careful with that question so we don't end up having competitors trying to seek information on our supply chain.

But we can give you a range. Just to tell you that the margin will be negatively effective as the stainless steel prices continue to rise. So we've seen a range of 35% to 50% or more starting on this contract in the first half. And that only covers six months. So we don't know what's going to happen in the second half of the year.

But as we've warned and started warning in the third quarter we are continuing to warn everybody that our stainless steel prices are affecting our margins.

James  Clement:  Right - I guess to  clarify if this is okay - and sorry to ask questions that were perhaps a little too sensitive. But for the purposes of trying to make some assumptions on the steel front - you know we weren't exactly sure what you were paying in the second half of the year. But you know we can - the second half of '04 steel impact was let's say roughly $2 million.
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                                                            MIDDLEBY CORPORATION
                                                      Moderator:  Tim FitzGerald
                                                             03-04-05/9:30 am CT
                                                           Confirmation #4524150
                                                                          Page 8

Based  on  the  language  in  your  press   release  it  sounds  like  your
expectations for the first half of '05 is that - you know perhaps it'll be more than $2 million.

Selim Bassoul: We can answer that question very easily - it will be a lot more.

James Clement: A lot more.

Selim Bassoul: Yes.

James Clement: Double or triple?

Selim Bassoul: I don't want to get into specific of guidance. But I would say a lot more.

James Clement: Okay. Okay all right.

Selim Bassoul: It's a lot more - means quite a bit. That's why I think we're trying to mitigate that by passing some of those price increases to our customers. We're trying to work with our supplier on transferring from a certain type of stainless steel grade to a lower type of stainless steel grade without effecting quality. We're trying to get a lot of actions to mitigate that price increase on steel.

James Clement: Okay.
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                                                      Moderator:  Tim FitzGerald
                                                             03-04-05/9:30 am CT
                                                           Confirmation #4524150
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Selim  Bassoul:  And I think this would be one of our  biggest  risks going forward for '05.

James Clement: Okay.

Selim Bassoul: We believe down the road maybe in a year or two or three I don't know steel prices will - hopefully will go back down. But at this moment the visibility is that they continue to be very high. And we had a very favorable contract in '04 that has expired.

And even though our supplier has been working with us and trying to keep us competitive the prices have gone up significantly from '04. And that's basically what's going to happen.

James Clement: Okay I'll let somebody else ask some questions and maybe I'll hop back on towards the end. Thanks very much though.

Tim FitzGerald: Thanks James.

Operator: Your next question comes from Richard Rossi from Morgan Joseph.

Richard Rossi: Good morning everybody. First in previous conference calls if I'm not mistaken you gave us the general trends on gross margins by your product areas. Do you have that available for fourth quarter?

Tim FitzGerald: No we do not have that for this quarter.

Richard Rossi: Okay are you not going to give that any - in the future.

Tim FitzGerald:  For  competitive  reasons we decided that we were going to not going to provide information.
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                                                      Moderator:  Tim FitzGerald
                                                             03-04-05/9:30 am CT
                                                           Confirmation #4524150
                                                                         Page 10


Richard Rossi: All right. You mentioned in your comment if I caught it correctly that your SG&A costs were favorably impacted by lower cost related to conferences. And it sounded like general marketing. Did I catch that correctly?

Tim FitzGerald: Yes, that is right - there were some trade shows that are every other year. And we had incurred some costs last year associated with that.

Richard Rossi: So it was not an issue of lowering your marketing effort it was just a - we'll call it a seasonal issue in essence.

Tim FitzGerald: Yes, I would say that's more the case. There are some period over period timing changes in spending that just occurs. But a lot of it was driven by as you mentioned - seasonal factors. Trade shows that occur every other year.

Richard Rossi: Could you give us a sense of what the new products added to the revenue base in the fourth quarter?

Tim FitzGerald: It was roughly a third maybe a little bit more of the revenue growth in the fourth quarter.

Richard Rossi: All right. And I know you've done this before but could you very briefly refresh my memory as to what's coming in terms of major product introductions as we move through '05. How many are there - when do they hit roughly. I know you've gone through this in the general way before. I just wanted to know.

Selim Bassoul: Good morning we had introduced in '04 nine new products. And
I can give you - I'm going to say what they are. We introduced a complete new line of steam equipment of Blodgett, we introduced a conveyer - it is more a countertop conveyer oven for sandwich and appetizer at Middleby Marshall.
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                                                            MIDDLEBY CORPORATION
                                                      Moderator:  Tim FitzGerald
                                                             03-04-05/9:30 am CT
                                                           Confirmation #4524150
                                                                         Page 11

We introduced a complete new line of counter line griddles and charbroilers at Toastmaster. We introduced a new electric economy fryer. We introduced a pasta cooker at Pitco. We introduced a new steamer at Southbend and we introduce a boilerless Combi.

In '05 in the first quarter of '05 we are introducing a whole new line of baking oven and proofers resulting from the Nu-Vu acquisition. We're introducing a roll in Combi oven - which is a combination convection oven and steamer. But it's a roll in which we have not had that before.

We`re introducing a high capacity fryer for specific chain customers that have been asking for this. We expect to have in '05 another nine to ten new products also in '05.

Richard Rossi: Beyond these three?

Selim Bassoul: No including these. So if you look at where we're going we continue to have a great pipeline of new products going forward. And as you can see the impact - I have always told you that the impact of new products is very strong for our company. It takes usually eight to nine months to see them. But you remember we stared introducing - the pipeline started in the second half of '02.

We had I think seven new products in'03,  nine new products in '04 and well have nine or ten in '05. And you're starting to see how the impact is. As Tim mentioned more than a third of our revenue growth came from new product. And we expect that to continue.
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                                                            MIDDLEBY CORPORATION
                                                      Moderator:  Tim FitzGerald
                                                             03-04-05/9:30 am CT
                                                           Confirmation #4524150
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Richard Rossi:  All right - I hate to beat this to death.  But getting back to the steel cost just for a minute - obviously this is a significant factor. If I'm reading my notes correctly your steel costs in '03 there was a $15 million cost there? Is that right.

Selim Bassoul: That is correct.

Richard Rossi: Okay what was '04? Do you have a number for '04?

Tim FitzGerald: I think the $15 million estimate might not have been provided by the company - but estimated on your part as we've given a purchases as an approximate percentage of cost of sales. So I think - we don't want to give out specific number for steel. But it's a range of 10% to 15% of cost of sales.

Richard Rossi: Okay that's good enough. And again if I heard correctly your seeing for the first half of '05 which you already see is fuel costs rising 35% to 50% over what you were seeing in '04?

Tim FitzGerald: That is correct.

Richard Rossi: Just one final thing could you give us some guidance on what interest costs look like in '05 and what your plans are for debt retirement if you have any immediate goals.

Tim FitzGerald:  As I mentioned we've got $123 million of debt at year end.
And we had roughly another $20 million of funding for other obligations subsequent to year end. So we're -we're up $140 million. And then the interest costs were LIBOR plus 1.5%. And we had swapped roughly 60% of our debt for fixed rate which probably averages close to 3.7%.
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                                                      Moderator:  Tim FitzGerald
                                                             03-04-05/9:30 am CT
                                                           Confirmation #4524150
                                                                         Page 13

Richard Rossi: Okay.

Tim FitzGerald: So that is the math. And the first half of the year our cash flows are less strong...

Richard Rossi: Right.

Tim FitzGerald: And half of the funding of certain obligations around rebates.

Selim Bassoul: I'm going to piggy back on your question Rich and I'm going to tell you that the company the way management has always been, very focused on free cash flow per share. And that's what continues to be our main focus. And number one is to reduce our debt. And today even with this debt we are - our leverage is less than three times EBITDA.

And which also allows us to do some very accretive tuck in acquisitions - similar to the one we did at the beginning of this year with Nu-Vu. There are further potential tuck in acquisitions that could be a compliment to our lines. And we see some very accretive as we continue going on.

Richard Rossi: As of right now what are specific goals as to debt retirement schedule.

Selim Bassoul: All I can tell you is we need to try to just get it down and done in five years or less. So we want to get it down- the way we've done it when we acquired Blodgett. We're very strong in reducing debt. So as we continue, this management is very focused on trying to beat the schedule of five years in debt reduction.

Richard  Rossi:  And I'm sure you will - thanks  very much I'll get back in the queue.
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                                                      Moderator:  Tim FitzGerald
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                                                           Confirmation #4524150
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Operator:  Your next  question  comes from Tony  Bremer  with Roth  Capital
Partners.

Tony Bremer: Thank you. I have two questions first of all I believe you said in your comments that you expect steel costs to be rising through 2005 and maybe for the next 18 months. Yet you've signed a contract for only six months. I wonder what you have in mind with such a short-term agreement.

Selim Bassoul: We are lucky to have a contract. It is only because our supplier we use a single source which has helped us during this crisis. We are one of the few in the industry to use an exclusive single source.

As you've seen it helped us in '04 while everybody else we've seen had contracts broken among our competitors - but our suppliers stuck with us throughout the contract even at a loss for them. This year they could only give us a six-month contract.

And that's through very tough negotiations. I think that they are not willing to look beyond six months. So - and our guess is yours what's going to happen beyond that. But our belief is that commodity pricing on steel will continue to rise through the whole year of '05.

And that's what our supplier is telling us. So they are hedging us - at least we know what our costs are for the first six months. But coming May or June we will be sitting down again with our supplier and trying to figure out what to do next.

Tony Bremer: Who is your supplier?
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                                                      Moderator:  Tim FitzGerald
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Selim Bassoul: Ryerson Tull.

Tony Bremer: My second question has to do with the expensing of stock options. First will you begin reporting that on that basis at the being of the year or only when you're required to in the third quarter? And second and maybe more important I wonder whether or how Selim having to report that expense might change the way you incentivize your people.

Selim Bassoul: Let me answer the last question and then we will give you specifically the answer about expensing them. How we want to incentivize our people - the board and the competition committee on the board is very eager to align everybody with the shareholder. And our interest is to continue incentivizing by providing options that are tied up to what I call stock price hurdle.

That means for them to vest the stock half to meet a certain target - the stock price which aligns our people with the shareholder. And in the past that has been very effective when the board had incentivized me. If you look at my options in the past a lot of them were tied to a certain stock price hurdle that need to occur.

So we have two types of incentive for our people.  We have incentive  which
is  a  cash  incentive   having  to  do  with  EBITDA  and  earnings  per  share
accomplishment. Then we are continuing options. But they only vest if the stock price reaches a certain level.

They have to reach to have a 60-day  average  when they hit the new hurdle.
And we're looking at issuing options at very aggressive hurdle rates from the stock price for our management team and our key members of the staff.
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                                                      Moderator:  Tim FitzGerald
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So to answer it in short we are going to continue issuing options. And were going to continue doing them aligning them with the rest of the shareholders where when the stock price goes up and stabilizes at a certain price range they can start vesting a part of that option. And as the stock price goes up higher then they can participate in that.

If the stock price doesn't go anywhere and then nobody gains anything. Neither is management, as you know our options will not vest.

Tim FitzGerald: Tony on the other question, we're evaluating right now whether or not we are going to institute that in the first quarter or whether we are going to do it mid-year. I think we would probably like to institute it in the first quarter assuming that we're prepared. But we're looking at what the impact is going to be right now. So we're in that process.

But if you look, we do disclose what the pro forma amount of expense would be in the - in the Qs and the K. and through the first three quarters of the year that impact would have been about $850,000. So it was on an annual run rate of roughly $1.1 million.

Tony Bremer: Thank you very much.

Operator:  Your next  question  comes  from  Larry  Callahan  with  Huntley
Securities.

Larry Callahan: Good morning I was wondering if you could give us the warranty expense and warranty claims for 2004 versus 2003.

Tim FitzGerald: Okay just a second here - Maybe you could have another question while I find this information..
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                                                            MIDDLEBY CORPORATION
                                                      Moderator:  Tim FitzGerald
                                                             03-04-05/9:30 am CT
                                                           Confirmation #4524150
                                                                          age 17

Selim Bassoul: Is there any other question?

Larry Callahan: Yes I just wondered if you could give us an idea of how much of that 9% growth in the fourth quarter came from the price increases you mentioned with regard to steel that I think you said you instituted in the third quarter.

Tim FitzGerald: Yes it's probably in the range of 1 to 2%.

Larry Callahan: Okay.

Selim Bassoul: Let's get back to the warranty.

Tim FitzGerald:  Yes your warranty  question - the warranty expense for the year was roughly $8.4 million. And the warranty claims were roughly $9.4 million. So the claims were higher than the expense during the year. At the end of '03 we had some new product introductions that had some initial introductory issues.

We became aware of those at the end of last year and accrued for them appropriately. And then during the course of this year we've - addressed those obligations. Some of those were retrofit type programs where we had unusual one-time payouts on those programs. And those have been resolved during the year.

And then additionally as we've rolled out some of our new products and the warranty costs that we're experiencing on those are lower than what they've been on our historical products. And it's resulted in warranty costs coming down.

Selim Bassoul: So to answer your question Larry our warranty expense has gone down from '03 to '04 to the tune of almost $1.2 to $1.3 million.
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Larry Callahan: Okay I was just concerned that the claims had risen and the expense was declining. So I guess it was that new product introduction.

Tim FitzGerald: Right.

Larry Callahan: Thank you very much.

Tim FitzGerald: Thank you.

Operator:  Your next  question is a follow up from Richard  Rossi of Morgan
Joseph.

Richard Rossi: I'm sorry could I ask you just to repeat those claim numbers again first.

Tim FitzGerald: Yes the claim - the claims incurred during the year were $9.4 million.

Richard Rossi: Okay.

Tim FitzGerald: The expense number was $8.4 million.

Richard Rossi: All right. And the year ago counts. I just didn't catch it I'm sorry.

Tim FitzGerald: The expense last year was $9.7 million and the claims were $8.6 million.

Richard Rossi: Okay all right and the other question I had was you know looking at the top line as we move through '05 wondering how you feel about the health of your customer base what their growth might look like - what you might be expecting from them in terms of spending patterns.
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Selim  Bassoul:  You know we don't give guidance on what the top line looks like, Rich, but we're going to tell you that we see pent up demand. We can see pent up demand. We see a lot of interest in our energy management system as the fuel and the energy pricing continues to go up.

You know natural gas prices are up to fifty five bucks so it's going to have an impact on our customer and utilities going forward. Energy management system products seem to be gaining ground. In fact we have a customer here today a very large customer - was very interested in rolling out globally the energy management system.

Internationally it hasn't been a big marketing push for us. And now they heard about it and they are coming here to really test the effectiveness of how our energy management system has worked here in the United States. So we're seeing a lot of that.

But I have to make sure that I need to address something very very important. I think we've had three years run of very strong consistent performance. And that makes me worry more because you know the top of the hill is somewhere.

So we are not resting on our lorals, Rich. We are going to continue getting new products out and we're going to continue looking at efficiencies. And however we need to start figuring that out. We've had year after year of strong comparables. We had another on top of that another almost 10% growth this year. And I think we have to start remembering that the hill is somewhere. The industry is only growing 3 to 4%. And we've been able to exceed the industry growth. But somehow, somewhere the hill is somewhere.

Richard Rossi: Well - you know it would it be reasonable and I agree with you. Would it be reasonable to assume that - lets just say that you're industry is growing at 4%? And that you've with your new product introductions etc and with the now accumulative impact of what those new products are bringing in to the bottom line that while you may not be at 10% but you might be able to be at 6% or 8% on a top line basis.
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Selim  Bassoul:  I think 6 to 8% is where we would  like to see  because my feeling is as we go into the first quarter and second quarter remember last year we had 10 to 12% growth.

Richard Rossi: Right.

Selim Bassoul:  In those quarters.  Now the comparables becomes lot harder.
Plus I want to make sure that we want to not go out and get market share just to get market share. This company has never been about revenue growth. Any investor who came to this company has never bought this company because it's a fast growing industry.

They've come in because of the solid free cash flow that this company has been able to do. And I have to remind the investors that what the consistency of the earnings of the last three years and the free cash flow has allowed us to go out and buy back 1.8 million shares which raises earnings per share and value for the investors.

It has been the ability of this management to reduce the debt. And I think this is our focus one, to be able to reduce the debt and continue generating a very strong free cash flow so that when we retire the debt we would have retired $1.8 million with strong EPS accretion to the remaining shareholder.

And the only reason we were able to do that at a senior level of debt and not with mezzanine not with alternative high yield financing is because of the strength of our earnings. And that's our number one objective that we want to continue realizing free cash flow per share at utmost we can.
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Richard Rossi: Okay very good I'll get back in the queue. Thank you.

Operator: Your next question is a follow up from James Clement of Sidoti & Company.

James Clement: Hi one more question Selim - I was wondering - you know in the past you've shed some light on some trends that you're seeing among your customers in terms of what kinds of concepts are catching on. I know that in the past you've discussed the Atkins diet, I think you've mentioned on site bread, that sort of thing.

Looking out a couple of years or what are some interesting things that you're seeing right now.

Selim Bassoul: I see a couple of trends that are very interesting. I see where a lot of sandwich operators are looking at toasting sandwiches as they keep on adding more protein and vegetable on them below a minute. Which today is not yet accomplished easily.

So a lot of our customers are asking us to get them technology that could get that bread toasted in less than a minute. And we see a lot of that and that's something where we're spending a lot of technology on that side of the business. And we're trying to keep the bread very consistent.

We're not trying to engage in microwave. We want - and many of our customers would like to continue seeing automation too. They don't want batch. So you see automation becoming more and more promising. You see people wanting to reduce labor in the store.
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Many of our  customers  have had  difficulty  raising  their  prices in the marketplace. Some of them have been successful in raising it a little bit but it hasn't been as easy for some. And they've had a lot of issues - they've had energy prices going up.

They've had a lot of commodity prices going up whether its cheese or meat or chicken or whatever it has gone up. And one way to offset that is to continue pushing for less labor in the kitchen. So we're seeing a lot of people coming back to us saying well I would like to toast sandwiches but I would like to do it in the automated way. And I would like to do it in less than a minute. That is one trend.

Then two, we're seeing customer coming to us saying I would like to start being able to cook meat - would like to get to speed and would like to be able to cook protein fresh frozen instead of frozen precooked - or precooked frozen.

So there is a huge trend going on in the quick serve to go back to what I call instead of having a burger which is precooked by the supplier and frozen and then reheated in the stores. Its coming where they would like to see if we cannot get equipment that allows it to go from raw meat frozen and cooked at the same speed in a very - in a fast way and an efficient way.

Those are the two trends I see moving forward. And I think also I would continue to see automation to be pushed. We're tested conveyor broilers right now. And we've learned a lot from many of our customers who come back and say what else do we need to tweak it to make it more effective.
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And that conveyer broiler has energy management system on it. And it allows it to be able to cook in a very high speed and very efficient.

James Clement: Thank you very much for your time.

Selim Bassoul: Thank you.

Operator: Again I would like to remind everyone in order to ask a question press star and the 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster. At this time there are no questions. Mr. FitzGerald are there any closing remarks?

Tim FitzGerald: Thanks (Felicia), we'd just like to thank everybody for attending this morning's conference call. And we'll look forward to speaking with everybody next quarter. Thank you.

Selim Bassoul: Thank you - good bye.

Operator: This concludes today's Middleby Corporation Fourth Quarter Earnings conference call. You may now disconnect.


                                       END